Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-237506) on Form S-8 and Registration Statement (No.333-267397) on Form F-3 of our report dated April 19, 2023, with respect to the consolidated financial statements of Fangdd Network Group Ltd. as of December 31, 2022 and for the year ended December 31, 2022, which appears in the annual report on Form 20-F of Fangdd Network Group Ltd. for the year ended December 31, 2022.

/s/ Audit Alliance LLP
Audit Alliance LLP
Singapore
April 19, 2023